EXHIBIT 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between US Radiology Specialists, Inc., a Delaware corporation (the “Company”), and J. Anthony Martin (the “Executive”), dated as of December 23, 2024 and effective as of January 1, 2025 (the “Effective Date”).

WHEREAS, the Company is a management services organization, formed to provide management services to various physician groups and imaging center businesses;

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

1.
Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment with the Company.
2.
Term. The Executive’s employment with the Company shall commence on the Effective Date and continue unless terminated as hereinafter set forth (the “Term”).
3.
Capacity and Performance.
(a)
Beginning on the Effective Date, the Executive shall serve as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company, with such duties and responsibilities as are customary for such position.
(b)
During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company Group, as may be designated from time to time by the Company commensurate with the Executive’s title.
(c)
During the Term, the Executive shall devote the Executive’s full business time to the advancement of the business and interests of the Company Group as set forth in, and pursuant to, this Agreement, and to the discharge of the Executive’s duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term, except as may be expressly approved in advance by the Company in writing. Notwithstanding the foregoing, the Executive may, without prior approval from the Company, (i) serve on corporate, civic or charitable boards, or committees which are not, and which during the Executive's service on such boards or committees do not become, engaged in businesses that are competitive with the business of the Company Group, as then constituted and (ii) invest the Executive’s personal assets; provided the Executive shall use the Executive’s reasonable efforts to pursue such activities in such a manner so that such activities shall not impair the Executive’s performance of the Executive’s obligations to the Company Group hereunder.
(d)
The Executive agrees that, during the Term, the Executive will not undertake any outside activity, whether or not competitive with the business of the Company Group, that could reasonably give rise to a conflict of interest or otherwise materially interfere with, or materially impair the Executive’s ability to perform, the Executive’s duties and obligations to the Company Group.
(e)
The Executive shall perform Executive’s duties and obligations hereunder remotely from the Executive’s primary place of residence in Dallas, Texas, provided that as business needs dictate or as otherwise is reasonably required for the Executive to fulfill the Executive’s duties and responsibilities hereunder the Executive shall be required to travel to Company Group’s office or other business locations from time to time.

4.
Compensation and Benefits. As compensation for all services performed by the Executive:
(a)
Base Salary. During the Term, the Company shall pay the Executive a base salary at the rate of $590,000 per fiscal year, prorated for any partial fiscal year, payable in accordance with the payroll practices of the Company and subject to increase from time to time by the Company, in its sole discretion. Such base salary, as from time to time it may be increased, is hereafter referred to as the “Base Salary”.
(b)
Bonus. During the Term, the Company may, in its sole discretion, pay to the Executive an annual bonus (such bonus, the “Annual Bonus”). The target Annual Bonus shall be one hundred percent (100%) of the Executive’s Base Salary and shall be based on achievement of the Executive and the Company relative to the operating, financial and compliance targets established for each fiscal year by the Board (the “Bonus Criteria”). Performance in excess of the Bonus Criteria may increase the bonus amount as determined by the Board. The Executive must be employed by the Company on the date such Annual Bonus is paid. Any Annual Bonus shall be paid following delivery of Parent’s audited financial statements during the fiscal year following the fiscal year in which any such Annual Bonus is earned.
(c)
Equity. The Executive shall be granted Incentive Units in Parent at the time the parties sign this Agreement pursuant to the terms set forth in the Common Unit Certificate attached hereto as Exhibit A.
(d)
Vacations. During the Term, vacations shall be governed by the policies of the Company applicable to executives, as in effect from time to time, which entitles the Executive to twenty-five (25) days paid time off plus Company holidays.
(e)
Other Benefits. During the Term, subject to any contribution therefor generally required of executives of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit specifically otherwise provided to the Executive under this Agreement (e.g., severance pay). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies, as in effect from time to time. The Company may alter, modify, suspend, add to or terminate employee benefit plans at any time as it, in its sole judgment, determines to be appropriate.
(f)
Business Expenses. The Company will pay or reimburse the Executive only for those business expenses incurred or paid by the Executive for travel and entertainment consistent with the Company’s directives, as communicated from time to time, and the expense policies in force for other employees of the Company at the time and in accordance with past practices. Expense reimbursement shall be subject to the requirements of Section 409A of the Internal Revenue Code and its implementing regulations.
5.
Termination of Employment. The Executive’s employment with the Company shall terminate under the following circumstances (the date of any such termination, hereinafter referred to as the “Termination Date”):
(a)
Death. In the event of the Executive’s death during the Term, the Executive’s employment shall immediately and automatically terminate.
(b)
Disability. Subject to the requirements of any applicable federal or state law, the Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during the Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to satisfactorily perform the Executive’s duties and responsibilities hereunder on a full-time basis, with or without reasonable accommodation, for an aggregate of 120 days during any period of three hundred and sixty-five (365) consecutive calendar days (“Disability”). If any question shall arise as to whether during any period the Executive has sustained a Disability, the Executive, at the request of the Company, shall submit to a medical examination by a qualified independent physician selected by the Company (and to whom the Executive has no reasonable objection) to determine whether the Executive has sustained a Disability, and such determination shall be final and conclusive of the issue for all purposes of this Agreement. If the Executive has a reasonable objection to the qualified independent physician selected by the Company, and the Company and the Executive cannot agree as to a qualified independent physician, then each shall appoint a physician and those two physicians shall select a third physician who shall make such determination in writing, which determination shall be final and conclusive for all purposes of this Agreement.
(c)
By the Company for Cause. Subject to the requirements of any applicable Federal or state law, the Company may terminate the Executive’s employment for Cause at any time in accordance with the procedures set forth in this Section 5(c); provided that in the event of a termination for Cause pursuant to clauses (iv) – (vii) below, written notice to the Executive setting forth the nature of such Cause shall be delivered to the Executive, and further provided the claimed Cause remains uncured for a period of 30 days following Executive’s receipt of such notice. The following shall constitute Cause for termination: (i) the Executive’s commission of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) the Executive’s fraud, embezzlement, moral turpitude, sexual misconduct, misappropriation of property or other dishonesty committed with respect to the Company Group or any of their respective employees, vendors, suppliers or customers; (iii) the gross negligence, intentional misconduct or unethical conduct by the Executive resulting in harm to any member of the Company Group or their reputation; (iv) material breach by the Executive of any of the provisions of this Agreement; (v) the Executive’s failure to follow any lawful directives of the Company, as may be modified from time to time by the Company in its reasonable discretion; (vi) the Executive’s gross or persistent negligence in the performance of the Executive’s duties and responsibilities, including the failure to work to reasonable objectives assigned to the Executive by the Company; or (vii) the Executive’s failure to follow all material policies of the Company Group generally applicable to employees of such entities, as the case may be.
(d)
By the Company Other than for Cause. The Company may terminate the Executive’s employment other than for Cause (and other than due to Disability) at any time.
(e)
By the Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason at any time upon written notice to the Company setting forth the nature of such Good Reason, provided such notice is delivered not more than 30 days following the initial occurrence of the facts claimed to constitute Good Reason, the claimed Good Reason remains uncured for a period of 30 days following the Company’s receipt of such notice, and the Executive’s employment terminates at the end of such cure period. The following actions by the Company without the Executive’s consent shall constitute Good Reason for termination: (i) a material diminution in the Executive’s duties, authorities or responsibilities (excluding for this purpose an insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive); (ii) a material reduction of the Executive’s Base Salary; or (iii) the Company requires that the Executive relocate to a geographical location which is more than 30 miles away from Dallas, Texas.
(f)
By the Executive Other Than for Good Reason. The Executive may terminate his employment at any time upon the provision of 60 days’ advance written notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Company may elect to waive (without economic obligation to the Company Group) the period of notice or any portion thereof.

6.
Compensation Upon Termination.
(a)
Death or Disability. In the event of a termination of the Executive’s employment by reason of death as contemplated by Section 5(a) or by reason of Disability as contemplated by Section 5(b), the Company shall pay to the Executive or the Executive’s estate, as applicable, a lump sum equal to the sum of any accrued but unpaid Base Salary and the Executive or the Executive’s estate shall be entitled to receive employee benefits pursuant to the terms of the benefit plans, policies and programs applicable to terminated employees (collectively, the “Accrued Rights”).
(b)
By the Company for Cause. In the event of any termination of the Executive’s employment by the Company for Cause (other than due to Disability) as contemplated by Section 5(c), the Company shall have no further obligations to the Executive, except that the Executive shall be entitled to the Executive’s Accrued Rights.
(c)
By the Company Other Than for Cause or by the Executive for Good Reason. In the event of a termination of the Executive’s employment by the Company (other than for Cause or due to Disability) or by the Executive for Good Reason, (i) the Executive shall be entitled to the Executive’s Accrued Rights plus a severance payment equal to twelve times the Executive’s then current monthly Base Salary and (ii) the Company shall offer the Executive and the Executive’s qualified dependents continued coverage under the Company’s health benefit plans, as provided under the Consolidated Omnibus Budget Reconciliation Act and any analogous state law obligation (“COBRA”), at the Company’s cost (less the amount of the regular employee contribution) (the “COBRA Benefits”), so long as the Executive or the Executive’s dependents are eligible for COBRA coverage but not exceeding twelve months following the Termination Date. Any obligation of the Company to provide the Executive the benefits set forth in this Section 6(c) is conditioned on Executive’s signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any benefits to which the Executive is entitled in accordance with clause (i) of the first sentence of this Section 6(c) will be payable in the form of salary continuation in substantially equal monthly installments during the twelve-month period immediately following the Termination Date in accordance with the Company’s normal payroll practices. The first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination. Notwithstanding anything in this Agreement to the contrary, payment of any or all of the benefits set forth in this Section 6(c) are expressly contingent upon the Executive’s continued full compliance with the terms and conditions of Sections 7, 8 and 9 of this Agreement.
(d)
By the Executive Other than for Good Reason. If the Executive shall terminate the Executive’s employment pursuant to Section 5(f), the Executive shall be entitled to the Executive’s Accrued Rights.
(e)
Sole Consideration. The Executive recognizes that, except as expressly provided in this Section 6, no compensation or other consideration is owed or will be paid to the Executive by any member of the Company Group after termination of the Executive’s employment.
7.
Restricted Activities. The Executive expressly acknowledges and agrees that (1) the following restrictions on the Executive’s activities during and after the Executive’s employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company Group, and (2) in the absence of the Executive’s agreement herein to comply with the following restrictions, the Company would not have been willing to enter into this Agreement:
(a)
For a period beginning on the Effective Date and ending 12 months following the Termination Date (the “Restricted Period”), except with respect to activities performed in furtherance of the Executive’s obligations under this Agreement, the Executive shall not, directly or indirectly, either individually or as a partner, owner, investor, joint venturer, employee, agent, representative, officer, director, or member of any Person: (i) provide Radiology Services anywhere in the United States; (ii) directly or indirectly (A) solicit for employment, or employ or engage any individual who is or was employed by any member of the Company Group during the period of Executive’s employment under this Agreement or, with respect to the portion of the Restricted Period following the Termination Date, during the 12-month period prior to the Termination Date or (B) seek to persuade any such person to discontinue employment with the Company Group; or (iii) directly or indirectly (A) solicit or encourage any Restricted Business Partner, to terminate or diminish its relationship with any member of the Company Group or (B) seek to persuade any Restricted Business Partner to conduct business with anyone else who provides Radiology Services; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a Restricted Business Partner at any time within the immediately preceding 12-month period or whose business has been solicited on behalf of the Company Group by any of their officers, employees or agents within such 12-month period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for or with such Person during the Executive’s employment with the Company Group or been introduced to, or otherwise had contact with, such Person as a result of the Executive’s employment or other associations with the Company Group, or have had access to Confidential Information which would assist in the Executive’s solicitation of such Person.
(b)
If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid or enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
(c)
The restrictions set forth in Section 7(a) shall not be deemed to prohibit the ownership by the Executive of not more than one percent (1%) of the shares of corporations which are publicly traded on a national stock exchange or the over-the-counter markets.
(d)
The Executive has carefully considered the nature and extent of the restrictions upon the Executive, and the rights and remedies conferred upon the Company Group, under this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company Group, are fully required to protect the legitimate interests of the Company Group, and do not confer a benefit upon the Company Group disproportionate to the detriment to the Executive.
8.
Confidentiality.
(a)
The Executive acknowledges that the success of the Company Group depends upon the continued preservation of the confidentiality of certain information possessed by the Executive, that the preservation of the confidentiality of such information by the Executive is an essential premise of the bargain between the parties hereto, and that the Company Group would be unwilling to enter into this Agreement in the absence of this Section 8. Accordingly, the Executive hereby agrees with the Company Group that the Executive and the Executive’s Representatives will not, and the Executive will cause the Executive’s Affiliates not to, at any time on or after the Effective Date, directly or indirectly, without the prior written consent of the

Company, disclose or use, any Confidential Information (other than in connection with the fulfillment of Executive’s duties hereunder); provided, that the provisions of this Section 8 will not prohibit any retention of copies of records or disclosure required by any applicable law so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same. The Executive agrees that the Executive will be responsible for any breach or violation of the provisions of this Section 8 by any of the Executive’s Representatives. The Executive understands and agrees that the restrictions in this paragraph (a) shall continue to apply after the Executive’s employment terminates, regardless of the reason for such termination. Nothing in this Agreement limits, restricts or in any other way affects the Executive communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or requires prior notice of the same. The Executive understands that the Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, the Executive understands that the Executive may be held liable if the Executive unlawfully accesses trade secrets by unauthorized means.
(b)
All documents, records, tapes and other media of every kind and description in the possession, custody or control of the Company Group relating to the business, present or otherwise, of the Company Group and any drafts or copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company Group. The Executive shall safeguard all Documents and shall surrender to the Company at the time the Executive’s employment terminates, or at such earlier time or times as the Company or its designee may specify, all Documents then in the Executive’s possession or control. For the avoidance of doubt, in order to effectuate the immediately preceding sentence, the Executive agrees that, upon termination of the Executive’s employment, the Executive shall immediately cease use of, and shall return to the Company, any PC's, laptop computers, personal digital assistants, iPads, cellular telephones, Blackberries, thumb drives and any other device capable of storing information, supplied to the Executive or paid for by any member of the Company Group, the Executive shall provide passwords to any password-protected device, and the Executive shall provide access to the Company's designees to any such devices otherwise then in the Executive’s possession, custody or control (and any passwords thereto) in order to ensure compliance with such sentence.
9.
Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. At the Company’s sole cost and expense, the Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights, and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that the Executive creates shall be considered “work made for hire” for the sole benefit of the Company.
10.
Enforcement of Covenants. The Executive acknowledges that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restrictions imposed upon the Executive pursuant to Sections 7, 8 and/or 9 hereof and has had ample opportunity to review and discuss this Agreement, including those sections, with an attorney of the Executive’s choice. The Executive agrees that said restrictions are necessary for the reasonable and proper protection of the Company Group, and that each and every one of the restraints is reasonable in respect to subject matter, scope, length of time and geographic area. The Executive further acknowledges that, were the Executive to breach any of Sections 7, 8 and/or 9 hereof, the damage to the Company Group would be irreparable. The Executive therefore agrees that the Company Group, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach by the Executive of any of said Sections, without having to post a bond. The parties further agree that, in the event that any provision of Sections 7, 8 and/or 9 hereof shall be determined by any court to be unenforceable by reason of its being extended over too great a time, too large a geographic area and/or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. So that the Company Group may enjoy the full benefit of the covenants contained in Section 7 above, the Executive further agrees that the Restricted Period shall be tolled, and shall not run, during the period of any breach by the Executive of such covenants. Executive further agrees that each member of the Company Group shall have the right to enforce all of the Executive’s obligations to the Company under this Agreement, including without limitation pursuant to Section 7 above. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company Group, or change in the nature or scope of the Executive’s employment or other relationship with any such Person, shall operate to excuse the Executive from the performance of the Executive’s obligations under this Agreement.
11.
Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of the Executive’s obligations hereunder. The Executive will not disclose to or use on behalf of the Company Group any proprietary information of a third party without such party’s consent.
12.
Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 12 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
(a)
“Board” means the Board of Managers of Parent.
(b)
“Company Group” means (a) the Company; (b) the Company’s Subsidiaries; (c) Parent; (d) the Subsidiaries of Parent, (d) Affiliated Physician Practices and (e) other controlled Affiliates of Parent.
(c)
“Affiliated Physician Practice” means any Person with respect to which any member of the Company Group has entered into a management services agreement, business support services agreement or other similar agreement and any Subsidiary of such person.
(d)
“Affiliate(s)” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, (i) a Person shall be deemed to control a specified Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person, and/or (ii) if such other Person is at such time a direct or indirect beneficial holder of at least 10% of any class of the equity interests of such specified Person. Affiliates shall include all Affiliated Physician Practices.
(e)
“Confidential Information” means any and all information of the Company Group that is not generally known by others, and any and all information which, if disclosed by any member of the Company Group, would assist in competition against them. Confidential Information includes without limitation such information relating to the actual or planned, as applicable (i) development, research, testing, manufacturing, marketing and financial activities of the Company Group, (ii) Products, (iii) employees, independent contractors, costs, sources of supply, financial performance, budgets, projections, capital structure and strategic plans of the Company Group, (iv) identity and special needs of the customers of the Company Group and (v) people and organizations with whom any member of the Company Group has business relationships and the substance of those relationships; provided, however, that Confidential Information shall not include any information (1) that has become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions in violation of this Agreement or the acts or omissions of any person with an obligation not to disclose Confidential Information or (2) that was within the Executive’s possession prior to its being obtained by the Executive in the course of the Executive’s employment with the Company Group. Confidential Information also includes any information that the Company Group has received, or may receive hereafter, from others which was received by the Company Group with any understanding or agreement, express or implied, that the information would not be disclosed.
(f)
“Parent” means US Radiology Specialists Holdings, LLC.
(g)
“Radiology Services” means the provision of any professional radiology related consulting, management, business and/or administrative services, including without limitation, (i) providing business, management and/or administrative services to radiology practices, imaging centers and mammography centers including without limitation, owning, controlling, developing, managing and/or operating radiology medical practices, (ii) providing investment or financial services to radiology practices, imaging centers or mammography centers including without limitation, investing in or providing funding to such practices, (iii) rendering non-medical services for radiology practices, (iv) providing consulting and/or advisory services regarding business practices to radiology practices, imaging centers or mammography centers including without limitation, quality and/or risk management initiatives, financial practices, employment practices, marketing practices, payor practices, billing and collection practices and any other business, management or administrative practices, and/or (v) providing administrative oversight or management of contracts for the radiology and imaging services with hospitals, imaging centers, mammography centers, ambulatory surgery centers or any other healthcare facilities. Where “mammography centers” is used in this Agreement, that term shall also be interpreted to mean mobile mammography vans and similar/related services.
(h)
“Governmental Entity” means any United States or foreign national, state, county, local, municipal or other government agency, board, commission or other authority or instrumentality, or any court or other tribunal.
(i)
“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company Group) during the Executive’s employment with the Company Group (including prior to the Effective Date) that relate to either the Products or any actual or prospective activity of the Company Group or that make use of Confidential Information or any of the equipment or facilities of the Company Group.
(j)
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated entity or other entity.
(k)
“Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company Group together with all Radiology Services provided or planned by the Company Group, during the Executive’s employment with the Company Group (including prior to the Effective Date).
(l)
“Representative” means any director, officer, employee, agent, consultant, advisor, or other representative, including legal counsel, accountants, and financial advisors.
(m)
“Restricted Business Partner” means (i) a customer, vendor, supplier, hospital or other Person engaged in business with the Company Group; or (ii) a prospective customer, vendor,

supplier, hospital or other Person with which the Company Group is intending to conduct business.
(n)
“Subsidiary” shall mean any Person of which Parent (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital interests (or other units of beneficial interest) entitled to vote generally or at least a majority of the partnership, membership, joint venture or similar interests, or in which Parent (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.
13.
Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation certain of the Executive’s obligations under Sections 7, 8, and 9 of this Agreement. The obligation of the Company to make payments to the Executive under Section 6(c), and the Executive’s right to retain the same, are expressly conditioned upon Executive’s continued full performance of Executive’s obligations under Sections 7, 8 and 9 of this Agreement. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.
14.
Withholding and Code Section 409A.

(a) All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) If the Executive is a “specified employee” as defined in Section 409A as of the date of the Executive’s or her termination of employment (other than on account of the Executive’s death), then any payments under this Agreement that are due to the Executive upon such termination of employment that are subject to Section 409A and that would otherwise be payable during the first six months following the date of termination of the Executive’s employment, shall be delayed and paid in a lump sum (without interest) on the date which is six months and one day after the date of termination of Executive’s employment.

(e) This Agreement and the payments hereunder are intended to be exempt from, or alternatively to comply with, the requirements of Section 409A and the Agreement shall be interpreted in accordance with such intent; provided, however, in no event shall any member of the Company Group have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

15.
Successors. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to any member of the Company Group or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merger, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets.

This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.
16.
Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. No breach or claimed breach of any provision of this Agreement shall excuse or extinguish the Executive’s obligations under this Agreement.
17.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.
Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the following addresses (or to such other address as either party may specify by notice to the other actually received).

If to the Company:

c/o US Radiology Specialists, Inc.

4200 Six Forks Road, Suite 1000

Raleigh, NC 27609

Attention: Chief Executive Officer

Copy:

US Radiology Specialists, Inc.

700 East Morehead, Suite 300

Charlotte, NC 28202

Attention: General Counsel

If to the Executive:	To the last address for the Executive listed in Company’s records.
19.
Entire Agreement. This Agreement and the other plans and documents specifically referred to herein constitute the entire agreement between the parties regarding the subject matter of this Agreement and such other plans and documents, and supersede all prior communications, agreements and understandings, written or oral, with respect to such subject matter. In determining whether to enter into this Agreement, neither party is relying upon any representation or statement made by or on behalf of the other party, except as expressly set forth herein or therein.
20.
Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and the Company.
21.
Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22.
Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile or email attachment), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
23.
Governing Law. This Agreement, and any claim with respect to, in connection with or arising out of the negotiation, terms, effect, performance or breach or threatened breach of this Agreement or any other instrument or document delivered pursuant hereto, or any other claim or dispute howsoever arising in connection with the relationship of the parties, whether at law or in equity, whether based in contract, tort, statute or otherwise, shall be construed and enforced under and be governed in all respects by the laws of North Carolina without regard to the conflict of laws principles thereof.
24.
Submission to Jurisdiction; Waiver of Jury Trial. Each party hereby irrevocably and unconditionally:
(a)
submits for such party and such party’s property in any action or proceeding asserting any claim within the scope of Section 24 hereof, to the exclusive jurisdiction of the federal and state courts located in the State of North Carolina, and appellate courts from any thereof;
(b)
agrees that any such action or proceeding shall be brought solely in such courts, and waives any objection that such party may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum, and agrees not to plead or claim the same to the extent permitted by applicable law or seek transfer to any court other than to such courts;
(c)
agrees that service of process in any such action or proceeding may be effected by any form of notice authorized under Section 18 hereof (other than by confirmed facsimile), delivered to the party, as the case may be, at such party’s address set forth above or at such other address of which the other party shall have been notified in writing pursuant hereto;
(d)
agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(e)
waives trial by jury, and consents to bench trial, in any such action or proceeding; this waiver is informed and freely made.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

US RADIOLOGY SPECIALISTS, INC.

By:	/s/ Julie Szeker
Name: Julie Szeker
Title: Vice President and Secretary

/s/ J. Anthony Martin
J. Anthony Martin